EXHIBIT 99


                                                     Contact:  Thomas A. Klemens
                                                        Executive Vice President
                                                         800-854-3643, ext. 7442

SANTA ANA, CALIFORNIA, MARCH 31, 1998 - The First American Financial Corporation (NYSE: FAF) announced today that it has entered into an agreement to acquire by merger Data Tree Corporation, a California company in the business of providing database management and document imaging systems to county recorders, governmental agencies and the title industry. Each share of Data Tree stock will be converted into the right to receive First American stock. The merger must be approved by the shareholders of Data Tree and is subject to customary closing conditions, including governmental approvals. This transaction is expected to close in the next two months, and the company believes it will be accretive to the earnings of First American Financial. Data Tree will become a part of First American Real Estate Solutions, LLC, the recently formed venture, owned 80 percent by First American and 20 percent by Experian.

     Data Tree has two primary products. Titlescape is a subscription-based, Windows-compliant software package that combines access to on-line historical databases of imaged recorded title documents with integration software that enables customers to combine their processing applications into one system. IDEA (Indexing Document Extraction Application) is a turnkey imaging and document management system designed for county recorders and other government agencies. The system simplifies and expedites the maintenance of documents by allowing the user to convert paper documents and other input media into electronic images and then manage the storage, retrieval and routing of these images.

     According to President Parker S. Kennedy, This acquisition provides the assurance that electronic document imaging and retrieval capabilities will be expanded geographically to meet the needs of our title operations and the title industry at large.

     Through processes that Data Tree has developed we will be able to greatly accelerate the ability to search title and retrieve recorded documents electronically from central locations, Kennedy continued. Efficiency gains resulting from these procedures will work in the long term to assure the ability of the title industry to keep pace with a rapidly changing marketplace. Harish Chopra, president of Data Tree, stated: We are pleased to join forces with First American. Titlescape's land record imaged database will create an important fully integrated platform to benefit the title industry. This alliance will help us expand at an accelerated pace to other key population centers around the country.

     Data Tree was founded in 1988 and is headquartered in San Diego, California, with offices in Arizona, Nevada, Texas and Florida.

     The First American Financial Corporation, based in Santa Ana, California, is the nation's leading provider of real estate-related financial and information services. The corporation's subsidiaries include First American Title Insurance Company, a national and international title insurer; First American Real Estate Information Services, Inc., which offers tax monitoring, credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan servicing systems, and mortgage document preparation nationally; First American Home Buyers Protection Corporation, a home warranty company; and First American Capital Management, an investment advisory firm. The Corporation also operates First American Trust Company and First Security Thrift Company in Southern California. First American Financial has more than 13,000 employees in over 400 branch offices in the United States and abroad. Information about the company's subsidiaries and an archive of its press releases can be found at http://www.firstam.com on the Internet.